Exhibit 99.1
For Immediate Release — November 4, 2010
Telular Corporation Reports Fourth Quarter 2010 Results and
Declares Cash Dividends
•	Total Recurring Service Revenue Up 17% Year-Over-Year
•	Net Income before Non-Cash Items Reaches $2 Million for Fourth Quarter
•	Cash Increases to $27.7 Million at 2010 Year-End, up from $17.9 Million at Fiscal Year-End 2009
•	Company Declares Special One-Time Cash Dividend of $1.00 Per Share and Initiates Regular Quarterly Cash Dividend of $0.10 Per Share
CHICAGO, IL USA—Telular Corporation (NASDAQ: WRLS)
Telular Corporation, a global leader in connecting businesses and machines over wireless networks, today announced financial results for the fourth fiscal quarter ended September 30, 2010. In the fourth quarter, Telular reported revenue of $12.0 million and pre-tax income of $1.4 million.
Telular also announced today that its Board of Directors had approved a special one-time cash dividend of $1.00 per share of common stock and initiated a quarterly dividend of $0.10 per share of common stock. The special one-time cash dividend will be payable on November 22, 2010 to shareholders of record on November 15, 2010 and the quarterly dividend will also be payable on November 22, 2010 to shareholders of record on November 15, 2010. Additional information on the dividend actions are detailed in a separately issued press release.
For the fourth quarter of 2010, net income before non-cash items increased to $2.0 million compared to $1.9 million in the prior year period. Net income before non-cash items is a non-GAAP measure which adds back depreciation, amortization and stock-based compensation expense to net income. For further information, see the reconciliation of this measure to net income in accordance with GAAP, on the last page of this press release.
In the fourth quarter of 2010, total recurring service revenue increased 17% over the prior year period to $7.2 million.

During the quarter, the Company activated 19,000 new Telguard subscribers, bringing the total number of Telguard subscribers to approximately 568,000. For TankLink, the Company also increased the number of billable tanks to 18,700.
“Our focus is on continuing to build our recurring service revenues through the addition of new Telguard and TankLink subscribers,” commented Joe Beatty, president and chief executive officer of Telular Corporation. “This quarter offered further evidence of the success of our strategy as we once again delivered double-digit, annual service revenue growth. Additionally, we are pleased to return to sequential product revenue growth, as product sales increased 22% from the immediately preceding quarter.”
In the fourth quarter of 2010, Telular sold 22,000 Telguard units resulting in Telguard product revenues of $3.2 million and sold 1,700 tank monitoring units resulting in TankLink product revenues of $679,000.
“During 2010, we have focused on diversifying our customer base and capitalizing on the ongoing trend towards cellular only households and believe we are seeing our success in our financial results. The increased visibility from our recurring services businesses and new product introductions give us confidence that we can deliver net income before non-cash items of $8.0 to $9.0 million in fiscal year 2011. This level of cash flow generation more than covers our anticipated $6.0 million of annualized, regular dividends, while still providing surplus cash for corporate development activities. Furthermore, we continue to expect Telguard sales of between 15,000 and 25,000 units on a quarterly basis through fiscal 2011,” concluded Mr. Beatty.
For fiscal year 2010, the Company reported revenue of $47.4 million. The Company increased fiscal year 2010 pre-tax income to $3.8 million, as compared to $2.4 million in 2009. For fiscal year 2010, the Company increased net income before non-cash items to $6.4 million, as compared to $4.3 million in 2009.
Telular’s balance sheet includes a significant amount of deferred tax assets, primarily consisting of Net Operating Loss Carryforwards, which have been fully reserved for through a valuation allowance due to the uncertainty surrounding their utilization. However, during the fourth quarter, the Company determined that based on a consistent trend of profitability, it was now more likely than not that a significant portion of its deferred tax assets would be utilized, and it expects to reverse a portion of the valuation allowance established against these assets. The Company is in the process of completing an analysis to determine the exact amount of the valuation allowance reversal, but it expects the total to range between $10.0 million and $30.0 million. The final amount of this income tax benefit is a non-cash adjustment and will be added to the net income previously referenced for the fourth quarter and the fiscal year ended September 30, 2010 prior to the filing of the Company’s Form 10-K.

Investor Conference Call
Telular’s quarterly conference call will be held today at 4:30 p.m. Eastern Time. To participate on the teleconference from the United States and Canada dial 877 941-0843 (International dial 480-629-9643). You may also monitor the call via webcast at www.telular.com (select Earnings Conference Calls in Investor Relations). A replay of the call will be available from Thursday, November 4, 2010 beginning at 6:30 p.m. ET through Sunday, November 7, 2010 ending at 11:59 p.m. ET by dialing 800-406-7325 (enter pass code 4373074#) or internationally at 303-590-3030 (enter pass code 4373074#).
About Telular
Telular Corporation provides event monitoring and wireless access solutions for business and residential customers, enabling security systems and other industrial applications to utilize wireless technology. With over 20 years of experience in the wireless industry, Telular Corporation has developed solutions to deliver remote access for voice and data without significant network investment or disruption. Headquartered in Chicago, Telular Corporation has additional offices in Atlanta and Miami. For more information, please visit www.telular.com.
Investor Contact:
The BlueShirt Group
Brinlea Johnson (212) 551-1453
Chris Danne (415) 217-5865
Media Contact:
Pam Benke
Telular Corporation
pbenke@telular.com
(678) 909-4616
Please be advised that some of the information in this release presents the Company’s intentions, beliefs, judgments and expectations of the future and are forward-looking statements. Statements regarding expectations, including performance assumptions, estimates relating to future cash flows, levels of demand for our products, dividend amounts and capital requirements, as well as other statements that are not historical facts, are forward-looking statements. For example, the statements that “[t]he increased visibility from our recurring services businesses and new product introductions give us confidence that we can deliver net income before non-cash items of $8.0 to $9.0 million in fiscal year 2011” and that “we continue to expect Telguard quarterly unit sales of between 15,000 and 25,000 units on a quarterly basis through fiscal 2011” and “The Company is in the process of completing an analysis to determine the exact amount of the valuation allowance reversal, but it expects the total to range between $10.0 million and $30.0 million” are forward-looking statements. These statements reflect management’s judgments based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer growth and retention, pricing, operating costs and the economic environment. It is important to note that the Company’s actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the fiscal year ended September 30, 2009 Copies of these filings may be obtained by contacting the Company or the SEC.

TELULAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AND STATEMENTS OF CASH FLOWS
(Dollars in thousands, except share data)
BALANCE SHEETS

	September 30,	September 30,
	2010	2009
	(Unaudited)
ASSETS
Cash and cash equivalents	$27,678	$17,904
Trade receivables, net	7,056	7,589
Inventories, net	4,821	7,803
Prepaid expenses and other current assets	290	273

Total current assets	39,845	33,569

Property and equipment, net	2,169	2,193
Other assets	4,503	4,563

Total assets	$46,517	$40,325

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$6,134	$4,903
Total stockholders’ equity	40,383	35,422

Total liabilities and stockholders’ equity	$46,517	$40,325

Outstanding shares	14,871,889	14,911,688
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended September 30,
	2010	2009
	(Unaudited)	(Unaudited)
Net cash provided by (used in) continuing operations:
Net cash provided by operating activities	$10,883	$5,453
Net cash used in investing activities	(857)	(3,341)
Net cash used in financing activities	(252)	(8,989)

	9,774	(6,877)

Net cash provided by discontinued operations	—	3,613

Net increase (decrease) in cash and cash equivalents	$9,774	$(3,264)

TELULAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
Unaudited

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2010	2009	2010	2009
Revenues
Net product sales	$4,823	$6,153	$19,895	$24,754
Service revenue	7,151	6,092	27,459	22,440

Total revenue	11,974	12,245	47,354	47,194

Cost of Sales
Net product cost of sales	3,953	4,422	16,413	18,270
Service cost of sales	2,863	2,605	10,964	9,953

Total cost of sales	6,816	7,027	27,377	28,223

Gross margin	5,158	5,218	19,977	18,971

Operating Expenses
Engineering and development expenses	1,010	1,128	4,562	4,783
Selling and marketing expenses	1,367	1,535	5,934	6,549
General and administrative expenses	1,479	1,159	6,119	5,610

Total operating expenses	3,856	3,822	16,615	16,942

Income from operations	1,302	1,396	3,362	2,029
Other income, net	118	90	394	321

Income from continuing operations before income taxes	1,420	1,486	3,756	2,350
Provision for income taxes	55	52	139	65

Income from continuing operations	1,365	1,434	3,617	2,285
Loss from discontinued operations	—	(22)	—	(419)

Net income	$1,365	$1,412	$3,617	$1,866

Income (loss) per common share:
Basic
Continuing operations	$0.09	$0.09	$0.24	$0.13
Discontinued operations	—	—	$—	$(0.02)

Net Income	$0.09	$0.09	$0.24	$0.11

Diluted
Continuing operations	$0.09	$0.09	$0.24	$0.13
Discontinued operations	—	—	$—	$(0.02)

Net Income	$0.09	$0.09	$0.24	$0.11

Weighted average number of common shares outstanding:
Basic	14,939,803	14,900,353	14,937,170	17,125,601
Diluted	15,325,862	15,231,145	15,351,480	17,205,307

Reconciliation of Non-GAAP Measures
We use net income before non-cash items as an additional measure of our operating performance. This measure is not recognized under generally accepted accounting principles. The reconciliation below demonstrates how we calculate this measure from our financial statements.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

Net income	$1,365	$1,412	$3,617	$1,866
Non-cash compensation	336	208	1,611	1,384
Depreciation and amortization	296	280	1,148	1,071

Net income before non-cash items	$1,997	$1,900	$6,376	$4,321

Net income before non-cash items should be considered in addition to, but not as a substitute for, other measures of performance reported in accordance with accounting principles generally accepted in the United States. While we believe that net income before non-cash items, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of Telular Corporation. Such evaluation needs to consider all of the complexities associated with our business, including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance.